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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 33-45756 on Form S-3, and Registration Statement Nos. 33-53771, 333-1109, 333-64161, 333-66293, 333-84917, 333-41806, 333-41808, and 333-105203 on Form
S-8 of ITT Industries, Inc., of our report dated March 11, 2004, relating to the consolidated financial statements of ITT Industries, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of a new accounting standard effective January 1, 2002 and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of ITT Industries, Inc. and subsidiaries for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Stamford, CT
March 11, 2004